Exhibit 99.1

(1)         Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the “Apollo Funds”) are the record owners of an aggregate of 2,656,351 shares of common stock of iPCS, INC. (the “Issuer”). Apollo Management IV, L.P. (“Management”) serves as the manager of each of the Apollo Funds. AIF IV Management, Inc. (“AIF IV”) is the general partner of Management. Apollo Advisors IV, L.P. (“Advisors”) is the general partner of each of the Apollo Funds. Apollo Capital Management IV, Inc. (“ACM IV”) is the general partner of Advisors. Each of the Apollo Funds, Management, Advisors, AIF IV and ACM IV, and Messrs. Leon Black and John Hannan, the executive officers and directors of AIF IV and ACM IV, disclaim ownership of all shares reported herein in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.